Exhibit 99.1

Image Entertainment Expands Executive Management Team

Bill Bromiley and Rick Eiberg Join David Borshell and Jeff Framer as Company’s Top Executives

Michael B. Bayer Upped to Vice President, Business and Legal Affairs and Associate General Counsel

CHATSWORTH, Calif.--(BUSINESS WIRE)--Image Entertainment, Inc. (NASDAQ:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced today that industry veteran Bill Bromiley has been appointed Chief Acquisitions Officer and Rick Eiberg has been named Executive Vice President, Operations and Chief Technology Officer. Bromiley and Eiberg join Image President David Borshell and longtime Image CFO Jeff Framer as Executive Officers of the Company.

Bill Bromiley, a twenty-year veteran of the film and home entertainment industries, will oversee the Company’s worldwide program acquisition efforts. Bromiley spearheaded Image’s feature film initiative as a consultant from June 2007 until he was hired by Image in January 2008. Prior to joining Image, Bromiley spent seven years at First Look Home Entertainment, a division of First Look Studios, where he served as President at the time of his departure. Prior to that, he spent eleven years working for Roger Corman’s Concorde/New Horizon Pictures Corp. where he oversaw all theatrical and co-created the home entertainment division. Bromiley reports to David Borshell.

“With an established infrastructure and a strong base of content Image is uniquely positioned to add feature films to its product offerings,” said Bromiley. “My priority is to grow Image's core business and help increase overall revenues through key partner alliances and first-rate, quality, cast-driven feature film acquisitions. I believe our acquisitions team is top-rate and, with their assistance, we can accomplish our goals.”

Rick Eiberg has been promoted to Executive Vice President, Operations and Chief Technology Officer, in charge of the Company’s supply chain, distribution and technology. Eiberg, a five year veteran of Image, previously held the position of Senior Vice President, Operations. Prior to joining Image in April 2003, Eiberg spent eleven years at Bell Industries, a distributor, manufacturer and service provider, managing information technology and operations as its Vice President, Technology. Eiberg reports to Jeff Framer.

“Image has always placed focus on the customer, and we plan to further expand our efforts to ensure we are providing our retail partners with the finest distribution service and seamless integration with their operations whether physical or digital,” said Eiberg. “We will also continue to focus on optimizing our infrastructure in order to drive efficiency and support the overall growth of the Company.”

Michael B. Bayer adds the Associate General Counsel title to his already established Vice President, Business and Legal Affairs position assuming the duties of Dennis Hohn Cho, who departed the Company March 31, 2008 at the conclusion of his employment term. Bayer joined Image in October 2007 and is responsible for the oversight of negotiating and drafting content acquisition agreements and assisting executive management with the Company’s corporate legal affairs, including overseeing outside counsel as well as SEC and litigation matters. Prior to joining Image, Bayer worked for Paramount Home Entertainment from 2004-2007, where he served as Director of Business and Legal Affairs. Prior to that, Bayer was at Four Square Productions for eight years, where he was in charge of Business and Legal Affairs and responsible for securing financing and negotiating foreign and domestic distribution deals. Bayer reports to Jeff Framer.

“I believe that Image has one of the best executive management teams in our industry,” said Borshell. “Jeff Framer and I have worked together for more than 17 years and are dedicated to Image’s ultimate success. Bill Bromiley and Rick Eiberg provide the Company with the expertise necessary to meet our goals while Michael Bayer brings studio-level knowledge and vast legal experience to the Company. I look forward to working with each of them as we execute Image’s growth and profitability plans.”

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and approximately 250 exclusive CD titles in domestic release and approximately 450 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, and changes in our business plan, changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:
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Steve Honig, 818-986-4300
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